Exhibit 4.1



                             AMERICAN STORES COMPANY
                     1997A STOCK OPTION AND STOCK AWARD PLAN

         1. Adoption and Purpose of Plan. American Stores Company, a Delaware corporation (the "Company"), hereby adopts a stock option plan providing for the granting of stock options and stock appreciation rights to key management employees (the "Plan"). The general purpose of the Plan is to promote the interests of the Company and its shareholders in attracting, maintaining and developing a management capable of assuring the future success of the Company and by providing to key employees of the Company and its subsidiaries and affiliates additional incentives to continue to increase their efforts with respect to, and to remain in the employ of, the Company or its subsidiaries or affiliates.

         2. Terms and Conditions of the Plan. Unless and to the extent specifically provided to the contrary herein, the terms and conditions of the Plan, including but not limited to those pertaining to administration, time of granting options, eligibility, option prices, terms of options, adjustments upon changes in capitalization, option agreements, securities laws, government and other regulations, non-exclusivity, no affect on employment, transfer of employment, termination and amendment, and change in control, shall be identical to the terms and conditions of the American Stores Company 1989 Stock Option and Stock Award Plan, as amended (the "1989 Plan"), which is incorporated herein by reference. To the extent the 1989 Plan is amended subsequent to the adoption of the Plan, the Plan shall be deemed to have also been amended so that the terms and conditions of the Plan remain identical to the terms and conditions of the 1989 Plan except and as to the extent provided to the contrary herein.

         3. Shares Subject to the Plan. The Committee, from time to time, may, pursuant to the Plan, provide for the grant of options for the purchase of common stock of the Company upon the exercise thereof, and may grant stock appreciation rights, for an aggregate of up to 1,337,000 shares, subject to adjustment as provided in Section 8 of the 1989 Plan. Shares shall be made available under the Plan only from treasury stock. No restricted stock awards shall be made under the Plan.

         Exercise of an option in any manner shall be result in a decrease in the number of shares which thereafter may be available under the Plan by the number of shares as to which such option is exercised.

         4. Effectiveness of the Plan. The Plan shall become effective as of March 27, 1997.